Exhibit 10.1

Brian Page	July 11, 2023
Founder, BNB Formula

Dear Brian,

I am writing this letter to confirm the receipt of a wire for $550,000 to ABJ Impact LLC, and to outline the terms, which we expect to be memorialized in a definitive agreement shortly.

●	The $550k wired by Brian will be used to fund the purchase of 9.5M newly-issued restricted shares of LEAI that will be immediately issued in Brian’s or his designee’s name. LEAI will promptly file a registration statement to register all of such shares for resale.

●	Brian agrees to assist with the capital raise of an additional $2M.

●	The shares cannot be sold until January 2024. Leak-out provisions will be included to protect the company’s value creation, limiting the release of shares to 25% of the previous monthly volume (for example: if 4M shares trade in Dec 23, Brian can sell 1M shares in Jan 24). Beyond an initial allocation of 2.375M shares, the leak-out shares will be pro rata based on completion of the $2M investor raise. E.g. after $1M has been raised, up to 2,375,000 plus 3,562,500 (which is half of the remaining 7.125M) may be sold.

●	The investors introduced by Brian will invest in the LEAI Bridge to Nasdaq Round unless an alternative investment structure is mutually agreed.

○	Info on the LEAI Bridge to Nasdaq Round is available at: Story – Legacy Education (legacyliveinc.com)

○	Gabe Stalcup’s video at the bottom explains the mechanics of the Bridge to Nasdaq Round investment offering.

●	Brian Page will work closely with Legacy Education to facilitate introductions to investors.

●	The 9.5M shares will be fully free to be sold without regard to investment by 15 Dec 2025, subject to applicable securities laws.

We are looking forward to achieving great success together! Sincerely,

Barry Kostiner

CEO, Legacy Education Alliance, Inc.

Acknowledged and agreed to: